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Exhibit 99.1 Press Release dated July 20, 2006

FOR IMMEDIATE RELEASE                                   FOR MORE INFORMATION:
July 20, 2006                                           Steve Marcum
                                                        Chief Financial Officer
                                                        (270) 393-0700



        CITIZENS FIRST CORPORATION ANNOUNCES SECOND QUARTER 2006 RESULTS


BOWLING GREEN, KY - Citizens First Corporation (OTC Bulletin Board: CZFC) today reported net income of $1,027,000 for the six months ended June 30, 2006, an increase of $72,000 or 7.5% compared to $955,000 reported for the six months ended June 30, 2005. Basic and diluted net income per share was $0.82 and $0.67 respectively for the current six months, compared to $0.78 and $0.67 for the six months ended June 30, 2005. Mary D. Cohron, President and CEO, reported that the Company's net income on a consolidated basis for the second quarter of 2006 was $478,000, or $0.37 and $0.31 per basic and diluted common share, respectively, compared to net income of $504,000 or $0.42 and $0.35 per basic and diluted common share, respectively, for the second quarter of 2005. "The Company achieved another excellent quarter in many areas, particularly our improvement in net interest income," said Cohron.

Net interest income for the quarter ended June 30, 2006 increased $296,000 or 15.6% compared to the previous year. Net interest income for the six month period ended June 30, 2006 increased $636,000 or 17.5% compared to the previous year as the yield on earning assets increased faster than the cost of funds in an increasing interest rate environment. The Company's net interest margin improved to 4.71% for 2006 year-to-date compared to 4.49% for 2005 year-to-date, due primarily to a higher yield on loans.

Non-interest income increased $20,000 or 5.5% and $8,000 or 1.1% in the quarterly and year to date comparisons, respectively. The increase in non-interest income was led by lease income on the corporate headquarters purchased during 2005. Non-interest expense increased $390,000 or 27.7% and $604,000 or 21.8% for the current quarter and six months respectively, compared to the same periods a year earlier. The Company recorded expenses in the amount of $104,000 in the second quarter of 2006 and $150,000 for the year-to-date related to the new accounting standards for the expensing of stock options, as no option expenses were recorded in 2005. Occupancy and equipment expenses also increased $107,000 for the second quarter of 2006 and $162,000 year-to-date as the Company relocated its main office and opened an additional retail location at its newly opened corporate headquarters at 1065 Ashley Street in Bowling Green.


No provision for loan losses was deemed necessary in 2006 resulting in a decrease of $85,000 and $120,000 respectively in the quarterly and year-to-date comparisons. The reduction in the provision expense is attributed to continued improvement in the credit quality of the Company's loan portfolio, including a decline in classified loans and stable loan growth. Non-performing loans totaled $687,000 at June 30, 2006 compared to $769,000 at June 30, 2005, a decrease of $82,000. Non-performing loans to total loans ratio was 0.43% and 0.49% at June 30, 2006 and June 30, 2005, respectively. Management continues to evaluate the risks within the loan portfolio and emphasizing collection efforts.


Total assets at June 30, 2006 were $202,855,000, up $23,259,000 or 13.0%, from $179,596,000 at June 30, 2005. Return on average assets for the Company was 1.04% at June 30, 2006 compared to 1.11% for the previous year. Loans increased $3,931,000, or 2.5%, from $156,554,000 at June 30, 2005 to
$160,484,000 at June 30, 2006. Deposits at June 30, 2006 were $161,992,000, an increase of $21,365,000 or 15.2% compared to $140,627,000 at June 30, 2005.


Stockholders' equity of $20,640,000 equaled 10.17% of total assets as of June 30, 2006. "We are extremely pleased that we are meeting our growth objectives," stated Cohron. "We are committed to keeping our capital base strong as we grow." The Company's annualized return on average equity was 10.11% for the six months ending June 30, 2006 compared to an annualized return of 10.28% for the six months ending June 30, 2005.

As previously disclosed, the Company announced on June 1, 2006 that it had reached an agreement to acquire Kentucky Banking Centers, Inc. ("KBC"). The results presented by the Company will not include the results of KBC until after the transaction closes, which is expected to be in the fourth quarter of 2006.


This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, overall loan demand, increased competition in the financial services industry which could negatively impact the Company's ability to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Company's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

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

Consolidated Financial Highlights (Unaudited)
In Thousands except per share data


                                                     Three Months Ended  Six Months Ended
                                                           June 30          June 30
                                                       2006     2005     2006     2005

Interest Income ...................................   $3,479   $2,657   $6,712   $5,070
Interest Expense ..................................    1,285      760    2,432    1,426
Net Interest Income ...............................    2,194    1,897    4,280    3,644
Provision for Loan Losses .........................     --        120       --       85
Net Interest Income After Provision For Loan Losses    2,193    1,812    4,280    3,524
Non-Interest Income ...............................      381      361      701      693
Non-Interest Expenses .............................    1,800    1,409    3,373    2,769
Income before Taxes ...............................      775      764    1,608    1,448
Income Tax Provision ..............................      297      260      581      493
Net Income ........................................      478      504    1,027      955
Preferred Dividends ...............................      130      130      258      258
Net Income Available for Common Shareholders ......   $  348   $  374   $  769   $  697
Basic Earnings Per Common Share ...................   $ 0.37   $ 0.42   $ 0.82   $ 0.78
Diluted Earnings Per Common Share .................   $ 0.31   $ 0.35   $ 0.67   $ 0.67


                                                  June 30       June 30
                                                    2006           2005
Cash and Cash Equivalents ...................   $  16,125    $   4,855
Available-for-Sale Securities ...............      12,690       12,657
Loans Held for Sale........ .................       2,436          492
Loans .......................................     160,484      156,554
Allowance For Loan Losses ...................      (1,881)      (1,891)
Other Assets ................................      13,001        6,929
   Total Assets .............................   $ 202,855    $ 179,596

Deposits ....................................   $ 161,992    $ 140,627
Federal Funds Purchased and Securities
Sold Under Agreement to Repurchase ..........       3,711        4,830
FHLB Advances ...............................      15,396       14,000
Other Liabilities ...........................       1,116        1,020
   Total Liabilities ........................     182,215      160,477
Stockholders' Equity ........................      20,640       19,119
   Total Liabilities and Stockholders' Equity   $ 202,855    $ 179,596

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